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Exhibit 10.2

SECOND AMENDMENT TO THE
WADDELL & REED FINANCIAL, INC.
1998 EXECUTIVE DEFERRED COMPENSATION STOCK AWARD PLAN

        Waddell & Reed Financial, Inc., a Delaware corporation (the "Company"), previously established the Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Award Plan, as Amended and Restated, as further amended effective December 12, 2002 (as amended, the "Plan"). Pursuant to Section 8.1 of the Plan, the board of directors of the Company (the "Board") reserves the right to amend the Plan. Pursuant to the powers reserved in the Plan and subject to the approval of the stockholders of the Company at the Company's 2003 Annual Meeting of Stockholders, the Plan is amended effective March 11, 2003 as follows.

1.
Article 6 of the Plan is hereby amended by deleting the language prior to Section 6.1 and replacing it with the following:

        "ARTICLE 6. Awards. Subject to Section 6A hereof, each Eligible Executive shall be granted Awards subject to the following terms and conditions:"

2.
Article 6A is hereby added to the Plan to read as follows:

        ARTICLE 6A. Performance Awards.

  Section 6A.1. Definitions.

  (a)
  Covered Employee.    "Covered Employee" means (A) the chief executive officer of the Company, and (B) a person designated by the Committee, at the time of grant of Performance Awards, who the Committee believes is likely to be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) with respect to the fiscal year during which the Performance Award is granted or in the foreseeable future.

  (b)
  Performance Award.    "Performance Award" means any Option or Restricted Stock Award granted under the Plan to a Covered Employee (or which a Covered Employee's Interest Account is converted into) that the Committee intends to be performance-based compensation under Section 162(m)(4)(C) of the Code. The Committee may grant an Award to a Covered Employee that is either a Performance Award or not a Performance Award. (For purposes of this Section 6A, any reference to a grant of an Option or Restricted Stock Award includes the conversion of a Covered Employee's Interest Account into Options and/or Restricted Stock.)

        Section 6A.2 Individual Award Limitations.    In each calendar year during any part of which the Plan is in effect, an Eligible Executive (i.e., any Eligible Executive, not only Covered Employees) may not be granted Awards (i.e., all Awards to Eligible Executives are subject to this Section 6A.2, not only Performance Awards) that have, in the aggregate, more than 750,000 "Points," with each Option having one Point for each Share with respect thereto, and each Restricted Stock Award having three Points with respect to each Share granted with respect thereto. (For illustrative purposes, a grant of an Option for 10 Shares has 10 Points, and a grant of ten shares of Restricted Stock has 30 Points.) If an award is canceled, the canceled award continues to be counted against the maximum number of shares for which awards may be granted to the recipient under the Plan, as set forth in this Section 6A.2.

        Section 6A.3 Performance Goals for Performance Awards.    Each Performance Award shall be structured so as to qualify as "performance-based compensation" under Section 162(m)(4)(C) of the Code, as described below.

  (a)
  Option Performance Awards.    The exercise price of a Performance Award that is an Option shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant of such Option.

  (b)
  Restricted Stock Performance Awards.    The grant, exercise and/or settlement of a Performance Award that is a Restricted Stock Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 6A.3(b).

  (i)
  Performance Goals Generally.    The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 6A.3(b). Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one recipient or to different recipients.

    (ii)
    Business Criteria.    Any or all of the following business criteria (including or excluding extraordinary and/or non-recurring items to be determined by the Committee in advance) for the Company on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (A) earnings per share; (B) increase in revenues; (C) increase in cash flow; (D) increase in cash flow return; (E) return on net assets; (F) return on assets (G) return on investment; (H) return on capital; (I) return on equity; (J) economic value added; (K) operating margin; (L) contribution margin; (M) net income; (N) pretax earnings; (O) pretax earnings before interest, depreciation and amortization; (P) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (Q) operating income; (R) total stockholder return; (S) debt reduction; and (T) any of the above goals determined on an absolute or relative basis, or as adjusted in any manner which may be determined in the discretion of the Committee, or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of competitor companies, including the group selected by the Company for purposes of the stock performance graph contained in the proxy statement for the Company's annual meetings of stockholders.

    (iii)
    Performance Period; Timing for Establishing Performance Goals.    Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days (or, if earlier, the passage of 25% of the performance period) after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Section 162(m) of the Code.

    (iv)
    Settlement of Performance Awards; Other Terms.    After the end of each performance period, the Committee shall determine the amount, if any, of such Performance Award payable to the Covered Employee. Settlement of such Performance Awards shall be in cash, Stock, other awards or other property, as determined in the sole discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of such Performance Award.

        Section 6A.4 General.    The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of a Performance Award that is not mandatory under the Plan; provided, however, that notwithstanding any other provision of the Plan the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an award that is intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code if such discretion would cause the Performance Award not to so qualify.

        Section 6A.5 Written Determinations.    All determinations by the Committee as to the establishment of performance goals, the amount of any potential individual Performance Awards, and the achievement of performance goals relating to Performance Awards that are Restricted Stock Awards, shall be made in writing in the case of any award intended to qualify under Section 162(m) of the Code. The Committee may not delegate any responsibility relating to Performance Awards. The determination as to whether any performance goal, with respect to any award, has been satisfied shall be made prior to the payment of any compensation relating to an award.

        Section 6A.6 Performance Awards under Section 162(m) of the Code.    It is the intent of the Company that Performance Awards granted to persons who are or likely will become "covered employees" (within the meaning of Section 162(m) of the Code) shall constitute "performance-based compensation" within the meaning of Section 162(m) of the Code. Accordingly, the terms of this Section 6A, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Section 162(m) of the Code. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance

Awards that are designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

        Section 6A.7 Conflicts Among Plan Provisions.    To the extent this Section 6A conflicts with another provision of the Plan, this Section 6A shall control.

3.
If this Amendment is approved at the Company's 2003 Annual Meeting of Stockholders, the Plan shall remain in full force and effect as amended hereby. If this Amendment is not approved at the Company's 2003 Annual Meeting of Stockholders, the Board shall amend the Plan to prohibit the grant of Restricted Stock (as such terms are defined in the Plan) to Covered Employees (as such term is defined in this Amendment).

4.
Except as hereby amended, the Plan shall remain in full force and effect.

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SECOND AMENDMENT TO THE WADDELL & REED FINANCIAL, INC. 1998 EXECUTIVE DEFERRED COMPENSATION STOCK AWARD PLAN